UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Biogen Idec Inc.

(Name of Registrant as Specified In Its Charter)

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June 3, 2008
Dear Fellow Stockholder:
Biogen Idec’s June 19th Annual Meeting of Stockholders is rapidly approaching. We strongly urge you to vote Biogen Idec’s WHITE proxy card FOR all of your Board’s highly regarded and experienced nominees. Please use the WHITE proxy card to vote TODAY — by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.
As you may be aware, we believe Carl Icahn is promoting a self-serving agenda in an attempt to have three of his hand-picked nominees elected to your Board. Mr. Icahn and his nominees have put forth no ideas to improve stockholder value; meanwhile Biogen Idec has set forth clear goals for the next three years and delineated a strategic plan for achieving those goals. In addition, Mr. Icahn has failed to provide any evidence that he understands what has made Biogen Idec into a global leader that has outperformed the S&P 500, the Dow Jones Industrial Average and the Amex Biotechnology Index for the past one- and three-year periods, as well as since the 2003 merger that created Biogen Idec.
Ask yourself whether Mr. Icahn’s nominees — who have offered no strategies to build stockholder value — are the right individuals to represent your interests on the Biogen Idec Board of Directors.
DO NOT BE MISLED BY CARL ICAHN
In October 2007, after the receipt of an offer to purchase the company from Mr. Icahn, as well as other expressions of interest, your Board determined it was appropriate to explore whether the sale of your company could generate greater value for shareholders than continuing to execute upon our business strategy as an independent company. Notwithstanding his “proposal,” Mr. Icahn declined to participate in the sale process. Mr. Icahn has gone on to make a series of false allegations about your company’s professional and thorough process — we urge you to consider the following facts.
•	Your Board engaged two premier investment banks to design a process that would maximize interest in Biogen Idec at the highest possible price;

•	The bankers, Board and management were fully incentivized to get a deal done; and,

•	Contrary to Mr. Icahn’s inaccurate suggestion, any bidder that wished to make a proposal to acquire the company would have had an opportunity to speak with our partners BEFORE incurring financing commitment fees or executing a binding agreement.

On December 12, 2007, the process was formally ended after no definitive bids for the company were received. Despite this outcome, Mr. Icahn on March 24, 2008 said that he would like the company put up for sale again — if not right away, then within “the next six months.” Now, only two months later, Mr. Icahn has changed his tune once again and would like you to think that his nominees would not push for a quick sale. In light of Mr. Icahn’s false allegations about a process in which he declined to participate, his apparent inability to understand its inherent complexity and his failure to present shareholders with any definitive strategy to build value, your Board is convinced that Mr. Icahn’s nominees, if elected, would not serve the interests of ALL shareholders.
We remain deeply concerned about the consequences of putting a perpetual “for sale” sign on the company, which we believe would be the effect if Mr. Icahn’s nominees are elected to the Board. Specifically, we believe our efforts to attract and retain top professionals — including top medical and scientific talent — will be harmed, as would our ability to execute strategic partnerships and licensing agreements. This would, in turn, pose a very real risk to shareholder value and the strong growth momentum currently underway at Biogen Idec.
A PROVEN TRACK RECORD OF DELIVERING STOCKHOLDER VALUE
The Biogen Idec Board has overseen the growth of your company into one of the leading biopharmaceutical companies in the world. Our exceptional products have generated significant earnings, and we expect to continue to grow our business by executing on our strategic growth plan.
Your Board is independent, engaged, open-minded and dedicated to increasing the value of your investment. The Board is comprised of highly-qualified directors that bring the breadth and depth of experience that is critical to successfully running a global biopharmaceutical company. Each of the members of your Board is open to all opportunities for continuing to enhance stockholder value and is committed to evaluating all available options — including any bid for Biogen Idec at a significant premium.
Your vote is extremely important, no matter how many or how few shares you own. Please use the enclosed WHITE proxy card to vote FOR your Board’s nominees TODAY — by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.
Sincerely,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

Please Vote the WHITE Proxy Card TODAY!
If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY— by telephone,
by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Safe Harbor
This letter to shareholders contains forward-looking statements, which appear under the heading “A Proven Track Record of Delivering Stockholder Value” above. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the consequences of the nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Important Information
On May 8, 2008, Biogen Idec filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2008 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.